BEAR STEARNS ASSET BACKED SECURITIES I LLC

Bear Stearns Asset Backed Securities I Trust 2006-EC2

Asset-Backed Certificates, Series 2006-EC2

TERMS AGREEMENT

Dated: as of February 9, 2006

To:	BEAR STEARNS ASSET BACKED SECURITIES I LLC
Re:	Underwriting Agreement, dated January 10, 2006
Underwriter:	Bear, Stearns & Co. Inc. (the “Underwriter”)
Series Designation:	Series 2006-EC2

Class Designation Schedule of the Certificates: Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates (the “Certificates”)

Terms of the Certificates:

Class	Original Certificate Principal Balance	Pass-Through
A-1	$174,167,000	Adjustable
A-2	$106,565,000	Adjustable
A-3	$26,506,000	Adjustable
A-4	$14,625,000	Adjustable
M-1	$27,378,000	Adjustable
M-2	$22,481,000	Adjustable
M-3	$10,017,000	Adjustable
M-4	$9,126,000	Adjustable
M-5	$8,458,000	Adjustable
M-6	$7,568,000	Adjustable
M-7	$7,123,000	Adjustable
M-8	$6,232,000	Adjustable
M-9	$5,342,000	Adjustable

The initial certificate principal balance of each class is subject to a variance of plus or minus 10%.

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement, dated as of February 1, 2006, among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as sponsor and as master servicer and LaSalle Bank National Association, as trustee.

Form of Certificates Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning in March 2006.

Certificate Rating for the Certificates Being Purchased by the Underwriter:

Class	Ratings
	S&P	Moody’s
A-1	AAA	Aaa
A-2	AAA	Aaa
A-3	AAA	Aaa
A-4	AAA	Aaa
M-1	AA+	Aa1
M-2	AA	Aa2
M-3	AA-	Aa3
M-4	A+	A1
M-5	A	A2
M-6	A-	A3
M-7	BBB+	Baa1
M-8	BBB	Baa2
M-9	BBB-	Baa3

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $            *             (plus $              *           in accrued interest).

_________________________

* contact Bear, Stearns & Co. Inc. for pricing information

Credit Enhancement: Excess spread, overcollateralization and subordination as described in the related Prospectus Supplement. Also, the Certificates benefit from an interest rate swap agreement and a yield maintenance agreement.

Closing Date: February 28, 2006.

The undersigned, as Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By:	/s/ Jeff Mayer
Name:	Jeff Mayer
Title:	Senior Managing Director

Accepted: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:	/s/ Mary P. Haggerty
Name:	Mary P. Haggerty
Title:	Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]